EXHIBIT 4.3

NOTE SUBORDINATION AGREEMENT

THIS NOTE SUBORDINATION AGREEMENT (this “Agreement”) is entered into as of February 14, 2017, by and among United States Enrichment Corporation, a Delaware corporation (the “Company”), as Issuer Senior Debt Representative for the Initial Issuer Senior Debt Claimholders (as defined below) (collectively, in such capacity and together with its successors from time to time in such capacity, the “Initial Issuer Senior Debt Representative”), DELAWARE TRUST COMPANY, a Delaware state chartered trust company duly organized and existing under the laws of the State of Delaware, as Trustee, for the Holders under the Indenture (as defined below) (in such capacity and together with its successors from time to time in such capacity, the “Trustee”), and each additional Issuer Senior Debt Representative that from time to time becomes a party hereto pursuant to Section 3.7 hereof, and acknowledged and agreed to by Centrus Energy Corp. (the “Issuer”). Capitalized terms used in this Agreement have the meaning assigned to them in Section 1 below and capitalized terms used and not otherwise defined herein have the meaning set forth in the Indenture as in effect on February 14, 2017.

RECITALS

The Company and the Issuer have entered into the Second Amended and Restated Demand Note, dated as of January 24, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Initial Issuer Senior Debt Agreement”);

The Issuer, the Company, the Trustee and Delaware Trust Company as collateral agent have previously entered into the Indenture, dated as of February 14, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Indenture”);

The obligations of the Issuer under the Indenture are subordinated in right of payment to all Issuer Senior Debt on the terms set forth herein;

Certain holders of Issuer Senior Debt (or their agent(s)) are or may become a party hereto as provided herein and any holder of Issuer Senior Debt that does not become a party hereto is intended to be an express third party beneficiary hereof;

The Indenture provides, among other things, that the Trustee will execute and deliver this Agreement at the request of any holder of Issuer Senior Debt or their representative; and

In consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, each of the Initial Issuer Senior Debt Representative (for itself and on behalf of each other Initial Issuer Senior Debt Claimholder), the Trustee (for itself and on behalf of each Holder) and each additional Issuer Senior Debt Representative (for itself and on behalf of each other Additional Issuer Senior Debt Claimholder represented by it), intending to be legally bound, hereby agrees as follows:

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.	Definitions. The following terms shall have the following meaning in this Agreement:

“Agreement” has the meaning given to such term in the preamble hereto.

“Additional Issuer Senior Debt Claimholders” means, with respect to each Additional Issuer Senior Debt Representative, all Persons who from time to time hold Issuer Senior Debt with respect to which such Additional Senior Debt Representative is the agent, trustee or other representative. In the event any Additional Issuer Senior Debt Representative is not acting in a representative capacity, then references to the Additional Issuer Senior Debt Claimholders for such Series will refer to such Additional Issuer Senior Debt Representative.

“Additional Issuer Senior Debt Representative” means each Person who becomes a party hereto as an Issuer Senior Debt Representative after the date hereof in accordance with Section 3.7 hereof.

“Claimholder” means the Issuer Senior Debt Claimholders, the Trustee and the Holders.

“Company” has the meaning ascribed to it in the introductory paragraph of this Agreement together with all successors thereto.

“Discharge” means, except to the extent otherwise provided in Section 3.20 hereof, with respect to any Series of Issuer Senior Debt, that each of the following has occurred:

(a) payment in full in cash of the principal of and interest (including interest accruing on or after the commencement of any filing or proceeding under the Bankruptcy Code, whether or not such interest would be allowed in such proceeding) on all Indebtedness outstanding under the applicable documents governing or evidencing such Series of Issuer Senior Debt;

(b) payment in full in cash of all other obligations under the applicable documents governing or evidencing such Series of Issuer Senior Debt that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (other than any indemnification obligations for which no claim or demand for payment, whether oral or written, has been made at such time);

(c) termination or expiration of all commitments, if any, to extend credit that would constitute Issuer Senior Debt under such Series; and

(d) termination or cash collateralization (in an amount and manner reasonably satisfactory to the applicable letter of credit issuer, but in no event in an amount greater than 105% of the aggregate undrawn face amount), or the making of other arrangements satisfactory to the applicable letter of credit issuer of all letters of credit issued under the applicable documents governing or evidencing such Series of Issuer Senior Debt.

The term “Discharged” has a corresponding meaning.

“Indenture” has the meaning given to such term in the recitals hereto.

“Initial Issuer Senior Debt Agreement” has the meaning given to such term in the recitals hereto.

“Initial Issuer Senior Debt Claimholders” means all Persons who from time to time hold Issuer Senior Debt with respect to which the Initial Senior Debt Representative is the agent, trustee or other representative.

“Initial Issuer Senior Debt Representative” has the meaning given to such term in the preamble hereto.

“Issuer” has the meaning given to such term in the preamble hereto.

“Issuer Senior Debt Claimholders” means the Initial Issuer Senior Debt Claimholders and any Additional Issuer Senior Debt Claimholders.

“Notes Payment Blockage Notice” has the meaning given to such term in Section 2.3(a)(ii).

“Recovery” has the meaning given to such term in Section 3.22.

“Refinance” means, in respect of any Issuer Senior Debt, to refinance, extend, renew, defease, amend, modify, supplement, restructure, replace, refund or repay, or to issue other Issuer Senior Debt in exchange or replacement for, such Issuer Senior Debt in whole or in part and regardless of whether the principal amount of such Refinancing Issuer Senior Debt is the same, greater than, or less than the principal amount of the Refinanced Issuer Senior Debt. “Refinanced” and “Refinancing” shall have correlative meanings.

“Series” means the Issuer Senior Debt described under any of clauses (1) through (3) of the definition of Issuer Senior Debt in the Indenture, with the Issuer Senor Debt described in each such clause constituting a separate Series of Issuer Senior Debt.

“Trustee” has the meaning given to such term in the preamble hereto.

2.	Subordination.

2.1 Subordination of Subordinated Debt to Senior Debt. The Issuer agrees, and the Trustee agrees on behalf of each Holder, that the Indebtedness evidenced by the Notes is subordinated in right of payment, to the extent and in the manner provided in this Article 2, to the prior payment in full of all Issuer Senior Debt (whether outstanding on the date hereof or hereafter created, incurred, assumed or guaranteed), and that the subordination is for the benefit of and enforceable by holders of Issuer Senior Debt. The Indebtedness evidenced by the Notes shall in all respects rank pari passu in right of payment with all existing and future unsubordinated Indebtedness of the Issuer (other than Issuer Senior Debt) and will be senior in right of payment to all existing and future subordinated Indebtedness of the Issuer; and only Indebtedness that is Issuer Senior Debt shall rank senior to the Indebtedness evidenced by the Notes in accordance with the provisions set forth herein. All provisions of this Article 2 shall be subject to Section 2.11 hereof.

2.2 Liquidation, Dissolution, Bankruptcy. Upon any payment or distribution of the assets of the Issuer to creditors upon a total or partial liquidation or a total or partial dissolution of the Issuer or in a bankruptcy, reorganization, insolvency, receivership of or similar proceeding relating to the Issuer or its property, in an assignment for the benefit of creditors or in any marshaling of the Issuer’s assets and liabilities:

(a) holders of Issuer Senior Debt shall be entitled to receive payment in full in cash of such Issuer Senior Debt (including interest accruing after, or which would accrue but for, the commencement of any such proceeding at the rate specified in the applicable Issuer Senior Debt, whether or not a claim for such interest would be allowed) before the Holders of Notes shall be entitled to receive any payment with respect to the Notes; and

(b) until all Obligations with respect to the Issuer Senior Debt (as provided in clause (a) above) are paid in full in cash, any payment or distribution to which Holders of Notes would be entitled but for this Article 2 shall be made to holders of Issuer Senior Debt as their interests may appear.

2.3 Default on Issuer Senior Debt.

(a) The Issuer may not make any payment or distribution to the Trustee or any Holder in respect of Obligations with respect to the Notes and may not acquire from the Trustee or any Holder any Notes for cash or property until all principal and other Obligations with respect to the Issuer Senior Debt have been paid in full if:

(i) a payment default on Issuer Senior Debt occurs and is continuing; or

(ii) any other default occurs and is continuing on any Issuer Senior Debt that permits the holders of such Issuer Senior Debt to accelerate its maturity, or otherwise demand its payment, and the Trustee receives a notice of such default (a “Notes Payment Blockage Notice”) from the Issuer or the holders of such Issuer Senior Debt.

(b) The Issuer may and will resume payments or any distributions in respect of the Notes and may acquire them upon the earlier of:

(i) in the case of a payment default with respect to any Issuer Senior Debt, the date upon which such default is cured or waived, and

(ii) in the case of a nonpayment default with respect to any Issuer Senior Debt, upon the earlier of the date on which such nonpayment default is cured or waived and 179 days after the date on which the applicable Notes Payment Blockage Notice is received, unless in the case of this clause (ii), the maturity of any Issuer Senior Debt has been accelerated or demand for payment of such Issuer Senior Debt made, and such acceleration or demand for payment has not been waived or cancelled, if this Article 2 otherwise permits such payment, distribution or acquisition at the time of such payment, distribution or acquisition.

2.4 Demand for Payment. If payment of the Notes is accelerated because of an Event of Default, the Issuer or the Trustee will promptly notify holders of the Issuer Senior Debt, of the acceleration; provided that any failure to give such notice shall have no effect whatsoever on the provisions of this Article 2. If any Issuer Senior Debt is outstanding, the Issuer may not make a payment of the Notes until ten (10) Business Days after holders of such Issuer Senior Debt receive notice of such acceleration and, thereafter, may make a payment of any Obligations with respect to the Notes only if this Agreement, the Indenture and federal law otherwise permits payment at that time.

2.5 When Distribution Must be Paid Over. In the event that the Trustee or any Holder of the Notes receives any payment of, or any distributions with respect to, any Obligations with respect to the Notes at a time when the payment is prohibited by Section 2.3 hereof and the Trustee or the Holder, as applicable, has actual knowledge that the payment is prohibited by Section 2.3 hereof, such payment will be held by the Trustee or such Holder, in trust for the benefit of, and will be paid forthwith over and delivered upon written request to, holders of Issuer Senior Debt as their interests may appear under the agreement, indenture or other document (if any) pursuant to which any Issuer Senior Debt may have been issued or incurred, for application to the payment of all Obligations with respect to Issuer Senior Debt remaining unpaid to the extent necessary to pay such Obligations in full in accordance with their terms, after giving effect to any concurrent payment or distribution to or for the holders of Issuer Senior Debt.

2.6 Subrogation. After all Issuer Senior Debt is Discharged and until the Notes are paid in full, Holders of Notes will be subrogated to the rights of the holders of Issuer Senior Debt to receive distributions applicable to such Issuer Senior Debt to the extent that distributions otherwise payable to the Holders of Notes have been applied to the payment of such Issuer Senior Debt. A distribution made under this Article 2 to the holders of Issuer Senior Debt that otherwise would have been made to Holders of Notes is not, as between the Issuer and Holders, a payment by the Issuer on the Notes.

2.7 Relative Rights. This Article 2 defines the relative rights of Holders of Notes and holders of Issuer Senior Debt. Nothing in this Agreement will:

(a) impair, as between the Issuer and Holders of Notes, the obligation of the Issuer, which is absolute and unconditional, to pay principal of, premium, if any, on, and interest, if any, on, the Notes in accordance with their terms;

(b) affect the relative rights of Holders of Notes and creditors of the Issuer other than their rights in relation to holders of Issuer Senior Debt; or

(c) prevent the Trustee or any Holder of Notes from exercising its available remedies upon a Default or Event of Default, subject to the rights of holders of Issuer Senior Debt to receive distributions and payments otherwise payable to Holders of Notes and such other rights of holders of Issuer Senior Debt as set forth herein.

2.8 Subordination May Not Be Impaired by the Issuer. No right of the holders of Issuer Senior Debt to enforce the subordination of the Indebtedness evidenced by the Notes may be impaired by any act or failure to act by the Issuer or any Holder or by the failure of the Issuer or any Holder to comply with the Indenture or this Agreement.

2.9 Rights of Trustee and Paying Agent.

(a) Notwithstanding the provisions of this Article 2 or any provision of the Indenture, the Trustee will not be charged with knowledge of the existence of any facts that would prohibit the making of any payment or distribution by the Trustee, and the Trustee and the Paying Agent may continue to make payments on the Notes, unless the Trustee has received at its Corporate Trust Office at least three (3) Business Days prior to the date of such payment written notice of facts that would cause the payment of any Obligations with respect to the Notes to violate this Article 2. Only the Issuer or holders of Issuer Senior Debt may give the notice. Nothing in this Article 2 will impair the claims of, or payments to, the Trustee under or pursuant to Section 7.07 of the Indenture.

(b) The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in, DTC or other Person with respect to the accuracy of the records of DTC or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than DTC) of any notice (including any notice of redemption or purchase) or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to such Notes.

All notices and communications to be given to the Holders and all payments to be made to Holders in respect of the Notes shall be given or made only to the registered Holders (which shall be DTC or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through DTC subject to the applicable rules and procedures of DTC. The Trustee may rely and shall be fully protected in relying upon information furnished by DTC with respect to its members, participants and any beneficial owners.

The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under the Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among DTC participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of the Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

2.10 Article 2 Not to Prevent Events of Default or Limit Right to Demand Payment. The failure of the Issuer to make a payment on the Notes by reason of any provision in this Article 2 shall not be construed as preventing the occurrence of a Default by the Issuer. Nothing in this Article 2 shall have any effect on the right of the Holders or the Trustee to make a demand for payment on the Notes pursuant to Article 2 of the Indenture.

2.11 Trust Moneys Not Subordinated. Notwithstanding anything contained herein to the contrary, payments from money or the proceeds of Government Securities held in trust by the Trustee for the payment of principal of and interest on the Notes pursuant to Article 8 or Article 12 of the Indenture shall not be subordinated to the prior payment of any Issuer Senior Debt or subject to the restrictions set forth in this Article 2, and none of the Holders shall be obligated to pay over any such amount to the Issuer or holders of Issuer Senior Debt or any other creditor of the Issuer, provided that, the subordination provisions of this Article 2 were not violated at the time the applicable amounts were deposited in trust pursuant to Article 8 or Article 12 of the Indenture, as the case may be.

2.12 Trustee Entitled to Rely. Upon any payment or distribution of assets of the Issuer referred to in this Article 2, the Trustee and the Holders of Notes will be entitled to rely upon any order or decree of a court of competent jurisdiction in which any proceedings of the nature referred to in Section 2.12 hereof are pending or upon any certificate of such representative or of the liquidating trustee or agent or other Person making any distribution to the Trustee or to the Holders of Notes for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of Issuer Senior Debt and other Indebtedness of the Issuer, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article 2. In the event that the Trustee determines, in good faith, that evidence is required with respect to the right of the holders of Issuer Senior Debt to participate in any payment or distribution pursuant to this Article 2, the Trustee shall be entitled to request such Person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of such Issuer Senior Debt held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and other facts pertinent to the rights of such Person under this Article 2 and, if such evidence is not furnished, the Trustee shall be entitled to defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment. The provisions of Section 7.01 and Section 7.02 of the Indenture shall be applicable to all actions or omissions of actions by the Trustee pursuant to this Article 2.

2.13 Trustee to Effectuate Subordination. This Agreement is intended to effectuate the subordination provided in Article 2 of the Indenture as contemplated by Section 2.27 of the Indenture.

2.14 Trustee Not Fiduciary for Holders of Issuer Senior Debt. The Trustee shall not be deemed to owe any fiduciary duty to the holders of Issuer Senior Debt and shall not be liable to any such holder if it shall mistakenly pay over or distribute to or on behalf of Holders or any other Person, money or assets to which holders of Issuer Senior Debt shall be entitled by virtue of this Article 2 or otherwise, except if such payment is made as a result of the willful misconduct or gross negligence of the Trustee.

2.15 Reliance by Holders of Senior Debt on Subordinated Provisions. Each Holder pursuant to the Indenture and by accepting a Note, has acknowledged and agreed that provisions comparable to those in this Article 2 hereof are, and are intended to be, an inducement and a consideration to holders of Issuer Senior Debt, whether such Issuer Senior Debt was created or acquired before or after the issuance of the Notes, to acquire and continue to hold, or to continue to hold, such Issuer Senior Debt and holders of such Issuer Senior Debt shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Issuer Senior Debt.

Without in any way limiting the generality of the foregoing paragraph, holders of Issuer Senior Debt may, at any time and from time to time, without the consent of or notice to the Trustee or the Holders, without incurring liability to the Trustee or the Holders and without impairing or releasing the subordination provided in this Article 2 or the obligations hereunder of the Holders to holders of Issuer Senior Debt, do any one or more of the following: (i) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, any Issuer Senior Debt, or otherwise amend or supplement in any manner any Issuer Senior Debt, or any instrument evidencing the same or any agreement under which any Issuer Senior Debt is outstanding; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing any Issuer Senior Debt; (iii) release any Person liable in any manner for the payment or collection of any Issuer Senior Debt; and (iv) exercise or refrain from exercising any rights against the Issuer and any other Person.

3.	Miscellaneous

3.1 Integration/Conflicts. This Agreement and the Indenture represent the entire agreement with respect to the subject matter hereof and thereof, and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. There are no promises, undertakings, representations or warranties by the Trustee or the Holders relative to the subject matter hereof and thereof not expressly set forth or referred to herein or therein. In the event of any conflict between the provisions of this Agreement and the provisions of the Indenture, the provisions of this Agreement shall govern and control.

3.2 Effectiveness; Continuing Nature of this Agreement; Severability. This Agreement shall become effective when executed and delivered by the parties hereto. This is a continuing agreement of payment subordination and the Issuer Senior Debt Claimholders may continue, at any time and without notice to the Trustee or any Holder, to extend credit and other financial accommodations and lend monies to or for the benefit of the Issuer constituting Issuer Senior Debt in reliance hereon. The terms of this Agreement shall survive, and shall continue in full force and effect, in any filing or proceeding under the Bankruptcy Code. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace any invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to those of the invalid, illegal or unenforceable provisions. All references to the Issuer shall include the Issuer as debtor and debtor-in-possession and any receiver, trustee or similar person acting for the Issuer (as the case may be) in any proceeding under the Bankruptcy Code. This Agreement shall terminate and be of no further force and effect:

(a) with respect to any Issuer Senior Debt Representative and the Issuer Senior Debt Claimholders represented by it and their Issuer Senior Debt Obligations, on the date on which the Issuer Senior Debt Obligations of such Issuer Senior Debt Claimholders are Discharged subject to the rights of such Issuer Senior Debt Claimholders under Section 3.20 and Section 3.21; and

(b) with respect to the Trustee and the Holders on the date that all Issuer Senior Debt has been Discharged subject to the rights of such Issuer Senior Debt Claimholders under Section 3.20 and Section 3.21;

provided, however, that in each case, such termination shall not relieve any such party of its obligations incurred hereunder prior to the date of such termination.

3.3 Amendments; Waivers

(a) No amendment, modification or waiver of any of the provisions of this Agreement shall be deemed to be made unless the same shall be in writing signed on behalf of each party hereto or its authorized agent and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time. Notwithstanding the foregoing, the Issuer shall not have any right to consent to or approve any amendment, modification or waiver of any provision of this Agreement except to the extent its rights are directly and adversely affected.

(b) Notwithstanding the foregoing, without the consent of the Issuer or any party hereto any Person holding Issuer Senior Debt or their agent, trustee or representative may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 3.7 of this Agreement and upon such execution and delivery, such Additional Issuer Senior Representative and the Additional Issuer Senior Debt Claimholders represented thereby shall be subject to the terms hereof.

3.4 Information Concerning Financial Condition of the Issuer and its Subsidiaries. The Issuer Senior Debt Representatives and the Issuer Senior Debt Claimholders, on the one hand, and the Holders, on the other hand, shall each be responsible for keeping themselves informed of (a) the financial condition of the Issuer, its Subsidiaries and any endorsers and guarantors of the Issuer Senior Debt Obligations or the Notes and (b) all other circumstances bearing upon the risk of nonpayment of the Issuer Senior Debt Obligations or the Notes. The Issuer Senior Debt Representatives and the other Issuer Senior Debt Claimholders, on the one hand, and the Holders, on the other hand, shall have no duty to advise of information known to it or them regarding such condition or any such circumstances or otherwise. In the event any Claimholder, in its sole discretion, undertakes at any time or from time to time to provide any such information to any other Claimholder, it shall be under no obligation:

(a) to make, and such Claimholder shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided;

(b) to provide any additional information or to provide any such information on any subsequent occasion;

(c) to undertake any investigation; or

(d) to disclose any information, which pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

3.5 Subrogation. With respect to the value of any payments or distributions in cash, property or other assets that any of the Trustee or the Holders pays over to any of the Issuer Senior Debt Representatives or the other Issuer Senior Debt Claimholders under the terms of this Agreement, the Trustee or such Holders shall be subrogated to the rights of such Issuer Senior Debt Representatives or the other Issuer Senior Debt Claimholders; provided that the Trustee, on behalf of itself and each Holder, hereby agrees not to assert or enforce any such rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of all Issuer Senior Debt has occurred. The Company acknowledges and agrees that the value of any payments or distributions in cash, property or other assets received by the Trustee or any Holder that are paid over to any Issuer Senior Debt Representatives or the other Issuer Senior Debt Claimholders pursuant to this Agreement shall not reduce any of the obligations under the Indenture.

3.6 Application of Payments. All payments received by any Issuer Senior Debt Representative or other Issuer Senior Debt Claimholder may be applied, reversed and reapplied, in whole or in part, to such part of the Issuer Senior Debt Obligations provided for in the applicable Issuer Senior Debt or the documents evidencing or governing such Issuer Senior Debt (subject to any agreement among the Issuer Senior Debt Representatives). The Trustee, on behalf of itself and each Holder, agrees to any extension or postponement of the time of payment of the Issuer Senior Debt Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any payment which may at any time secure any part of the Issuer Senior Debt Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.

3.7 Additional Issuer Senior Debt Claims. Any Person holding Issuer Senior Debt or their agent, trustee or representative may, but is not obligated to, become a party hereto by execution and delivery of a joinder agreement in substantially the form of Exhibit A hereto.

3.8 Agency Capacities. The Company is acting in the capacity of Initial Issuer Senior Debt Representative solely for the Initial Issuer Senior Debt Claimholders. Each other Issuer Senior Debt Representative is acting in the capacity of Issuer Senior Debt Representative solely for the Issuer Senior Debt Claimholders for which it has been appointed agent, trustee or other representative. The Trustee is acting as Trustee solely for the Holders.

3.9 Submission to Jurisdiction; Certain Waivers. Each of the Issuer and each Issuer Senior Debt Representative and the Trustee, on behalf of itself and each other applicable Claimholder represented by it, hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement (whether arising in contract, tort or otherwise) to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan, the courts of the United States for the Southern District of New York sitting in the Borough of Manhattan, and appellate courts from any thereof;

(b) agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York state court or, to the fullest extent permitted by applicable law, in such federal court;

(c) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law and that nothing in this Agreement shall affect any right that any Claimholder may otherwise have to bring any action or proceeding relating to this Agreement against the Issuer or any of its assets in the courts of any jurisdiction;

(d) waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (a) of this Section 3.9 (and irrevocably waives to the fullest extent permitted by applicable law the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court);

(e) consents to service of process in any such proceeding in any such court by registered or certified mail, return receipt requested, to the applicable party at its address provided in accordance with Section 3.11 (and agrees that nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law);

(f) agrees that service as provided in clause (e) above is sufficient to confer personal jurisdiction over the applicable party in any such proceeding in any such court, and otherwise constitutes effective and binding service in every respect; and

(g) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover any special, exemplary, punitive or consequential damages.

3.10 WAIVER OF JURY TRIAL.

EACH PARTY HERETO AND THE COMPANY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT, BREACH OF DUTY, COMMON LAW, STATUTE OR ANY OTHER THEORY). EACH PARTY HERETO AND THE COMPANY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. EACH PARTY HERETO AND THE ISSUER FURTHER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

3.11 Notices. All notices to the Holders and the Issuer Senior Debt Claimholders permitted or required under this Agreement shall also be sent to the Trustee and the applicable Issuer Senior Debt Representative, respectively. Unless otherwise specifically provided herein, any notice hereunder shall be in writing and may be personally served or sent by facsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of facsimile or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed. For the purposes hereof, the addresses of the parties hereto shall be as set forth below each party’s name on the signature pages hereto or in the Joinder Agreement pursuant to which it becomes a party hereto, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

3.12 Further Assurances. Each Issuer Senior Debt Representative, on behalf of itself and each other Issuer Senior Debt Claimholder represented by it, the Trustee, on behalf of itself and each Holder, and the Issuer agrees that it shall take such further action and shall execute and deliver such additional documents and instruments (in recordable form) as is required for any Issuer Senior Debt Representative to effectuate the terms of and the payment priorities contemplated by this Agreement.

3.13 APPLICABLE LAW. THIS AGREEMENT SHALL BE CONSTRUED, INTERPRETED AND THE RIGHTS OF THE PARTIES DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND NEW YORK CIVIL PRACTICE LAWS AND RULES 327(b).

3.14 Binding on Successors and Assigns. This Agreement shall be binding upon the Issuer Senior Debt Representatives, the other Issuer Senior Debt Claimholders, the Trustee, the Holders, the Issuer and its successors and assigns from time to time. If any of the Issuer Senior Debt Representatives or the Trustee resigns or is replaced pursuant to the applicable documents evidencing or governing the applicable Issuer Senior Debt or the Indenture, its successor shall be deemed to be a party to this Agreement and shall have all the rights of, and be subject to all the obligations of, this Agreement. No provision of this Agreement will inure to the benefit of a trustee, debtor-in-possession, creditor trust or other representative of an estate or creditor of the Issuer.

3.15 Section Headings. The section headings and table of contents used in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose, be given any substantive effect, affect the construction hereof or be taken into consideration in the interpretation hereof.

3.16 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic imaging means), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission (e.g. a document in “pdf” or “tif ” format sent by electronic mail) shall be effective as delivery of a manually executed counterpart hereof.

3.17 Authorization. By its signature, each Person executing this Agreement, on behalf of such Person but not in his or her personal capacity as a signatory, represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement.

3.18 Third Party Beneficiaries/ Provisions Solely to Define Relative Rights. This Agreement and the rights and benefits hereof shall inure to the benefit of each of the Issuer Senior Debt Claimholders and the Holders and their respective successors and assigns from time to time. Each holder of any Issuer Senior Debt that is not (either directly or through an agent) a party hereto shall be an express third party beneficiary hereof. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the Issuer Senior Debt Representatives and the other Issuer Senior Debt Claimholders on the one hand and the Trustee and the Holders on the other hand. Other than as set forth in Section 3.3 and in Section 3.6, none of the Issuer or any other creditor thereof shall have any rights hereunder and the Issuer may not rely on the terms hereof. Nothing in this Agreement is intended to or shall impair the obligations of the Issuer, which are absolute and unconditional, to pay the obligations under Issuer Senior Debt and the Notes, the Indenture and the Security Documents as and when the same shall become due and payable in accordance with their terms.

3.19 No Indirect Actions. Unless otherwise expressly stated, if a party may not take an action under this Agreement, then it may not take that action indirectly, or support any other Person in taking that action directly or indirectly. “Taking an action indirectly” means taking an action that is not expressly prohibited for the party but is intended by the party to have substantially the same effects as the prohibited action.

3.20 When Discharge of Obligations Deemed to Not Have Occurred. If contemporaneously with the Discharge of Issuer Senior Debt, the Company enters into any Refinancing of such Issuer Senior Debt, then such Discharge of Issuer Senior Debt shall automatically be deemed not to have occurred for all purposes of this Agreement and the obligations under such Refinancing of the applicable Issuer Senior Debt shall automatically be treated as Issuer Senior Debt for all purposes of this Agreement.

3.21 Avoidance Issues. If any Issuer Senior Debt Claimholder is required as a result of any filing or proceeding under the Bankruptcy Code or otherwise to turn over or otherwise pay to the estate of the Issuer any amount paid in respect of Issuer Senior Debt Obligations (a “Recovery”), then such Issuer Senior Debt Claimholder shall be entitled to a reinstatement of its Issuer Senior Debt Obligations with respect to all such recovered amounts on the date of such Recovery, and from and after the date of such reinstatement the Discharge of Issuer Senior Debt Obligations shall be deemed not to have occurred for all purposes hereunder. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement. This Section 3.21 shall survive termination of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Note Subordination Agreement as of the date first written above.

UNITED STATES ENRICHMENT CORPORATION

as Initial Issuer Senior Debt Representative

By:
Name:
Title:

United States Enrichment Corporation
6901 Rockledge Drive, Suite 800
Bethesda, Maryland 20817
Attention: General Counsel
Facsimile No.: (301) 564-3206

DELAWARE TRUST COMPANY, as Trustee

By:
Name:
Title:

Delaware Trust Company
2711 Centerville Road, Suite 220
Wilmington, Delaware 19808
Attention: Corporate Trust Administration
Facsimile No.: 302-636-8666
Email: trust@delawaretrust.com

With a copy to counsel:

Mark R. Somerstein, Esq. Ropes & Gray LLP 1211 Avenue of the Americas New York, NY 10036-8704 Email: mark.somerstein@ropesgray.com

[Signature Page to Note Subordination Agreement]

Acknowledged and Agreed to by:

Centrus Energy Corp.

By:
Name:
Title:

Centrus Energy Corp.
6901 Rockledge Drive, Suite 800
Bethesda, Maryland 20817
Attention: General Counsel
Facsimile No.: (301) 564-3206

[Signature Page to Note Subordination Agreement]

[FORM OF] JOINDER AGREEMENT NO. [    ] dated as of [        ], 20[    ] to the NOTE SUBORDINATION AGREEMENT dated as of February 14, 2017 (the “Note Subordination Agreement”), among UNITED STATES ENRICHMENT CORPORATION, a Delaware Corporation, as Initial Issuer Senior Debt Representative, [DELAWARE TRUST COMPANY, as Trustee], and the additional Issuer Senior Debt Representatives from time to time a party thereto, and acknowledged and agreed to by Centrus Energy Corp., a Delaware corporation (the “Issuer”).

Capitalized terms used herein but not otherwise defined herein shall have the meaning assigned to such terms in the Note Subordination Agreement.

The undersigned Additional Issuer Senior Debt Representative (the “New Representative”) is executing this Joinder Agreement in accordance with the requirements of the Note Subordination Agreement.

Accordingly, the New Representative agrees to be subject to and bound by, the Note Subordination Agreement with the same force and effect as if the New Representative had originally been named therein as an Issuer Senior Debt Representative and the New Representative, on behalf of itself and each other Additional Issuer Senior Debt Claimholders represented by it, hereby agrees to all the terms and provisions of the Note Subordination Agreement applicable to it as an Issuer Senior Debt Representative. The Note Subordination Agreement is hereby incorporated herein by reference.

The New Representative represents and warrants to the other Representatives, and the other Claimholders that (i) it has full power and authority to enter into this Joinder Agreement, in its capacity as [agent][trustee], (ii) this Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms and the terms of the Note Subordination Agreement.

This Joinder Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Joinder Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually signed counterpart of this Joinder Agreement.

Except as expressly supplemented hereby, the Note Subordination Agreement shall remain in full force and effect.

THIS JOINDER AGREEMENT SHALL BE CONSTRUED, INTERPRETED AND THE RIGHTS OF THE PARTIES DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND NEW YORK CIVIL PRACTICE LAWS AND RULES 327(b).

Any provision of this Joinder Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and in the Note Subordination Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace any invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to those of the invalid, illegal or unenforceable provisions.

All communications and notices hereunder shall be in writing and given as provided in Section 3.11 of the Note Subordination Agreement. All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.

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IN WITNESS WHEREOF, the New Representative have duly executed this Joinder Agreement to the Note Subordination Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE],
as [ ] for the holders of [ ]

By:
Name:
Title:

Address for notices:

attention of:
Telecopy: